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                                   FORM 12b-25

                                                            SEC File No. 0-22936

                                                             CUSIP No. 228429106

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

    (Check One): _X_ Form 10-KSB ___ Form 20-F ___ Form 11-K ___ Form 10-QSB
                 ___ Form N-SAR

         For Period Ended:  December 31, 2003
         [  ] Transition Report on Form 10-KSB
         [  ] Transition Report on Form 20-F
         [  ] Transition Report on Form 11-K
         [  ] Transition Report on Form 10-QSB
         [  ] Transition Report on Form N-SAR
         For the Transition Period Ended:_______________________

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

Crown NorthCorp, Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1251 Dublin Road
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Address of Principal Executive Office (Street and Number)

Columbus, Ohio 43215
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

__X__ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

__X___ (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and



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__X__   (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

To complete the registrant's audited financial statements for the fiscal year ended December 31, 2003, which statements are necessary for inclusion in the registrant's annual report on Form 10-KSB, the registrant's independent auditors, Schoonover Boyer + Associates ("SBA"), must receive from another accounting firm audited financial statements on European operations acquired by the registrant. Attached as Exhibit A is a letter from SBA indicating it has not yet received those statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Stephen W. Brown           614              485-1576
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     Name                       Area Code        Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). __X__ Yes _____ No


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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? _____ Yes __X__ No.

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              Crown NorthCorp, Inc.
                             ----------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



March 29, 2004                           By:   /s/ Stephen W. Brown
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                                               Stephen W. Brown, Secretary








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